Exhibit 5.1

March 16, 2026

Amazon.com, Inc.
410 Terry Avenue North
Seattle, Washington, 98109

Re:	Amazon.com, Inc. Registration Statement on Form S-3 (File No. 333-293246)

Ladies and Gentlemen:

We have acted as counsel to Amazon.com, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3, file no. 333-293246 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus included therein, the prospectus supplement dated March 11, 2026, filed with the Commission on March 13, 2026 pursuant to Rule 424(b) of the Securities Act (the “Prospectus Supplement”), and the offering by the Company pursuant thereto of €14,500,000,000 aggregate principal amount of the Company’s floating rate notes due 2028, 2.800% notes due 2028, 3.100% notes due 2030, 3.350% notes due 2032, 3.700% notes due 2035, 4.050% notes due 2039, 4.450% notes due 2045, and 4.850% notes due 2064 (collectively, the “Notes”).

The Notes have been issued pursuant to the Indenture dated as of November 29, 2012 (the “Base Indenture”) between the Company and Wells Fargo Bank, National Association, as trustee (the “Prior Trustee”), as amended and supplemented by Supplemental Indenture No. 1 dated as of April 13, 2022 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) among the Company, the Prior Trustee, as prior trustee, and Computershare Trust Company, National Association, as successor trustee, and the Officers’ Certificate of the Company dated as of March 16, 2026 establishing the terms of each series of Notes pursuant to Section 2.2 of the Base Indenture (the “Officers’ Certificate”).

In arriving at the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the Indenture, Officers’ Certificate, and the Notes and such other documents, corporate records, certificates of officers of the Company and of public officials, and other instruments as we have deemed necessary or advisable to enable us to render these opinions. In our examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity

Gibson, Dunn & Crutcher LLP
200 Park Avenue | New York, NY 10166-0193 | T: 212.351.4000 | F: 212.351.4035 | gibsondunn.com

Amazon.com, Inc.

March 16, 2026

and competency of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies. As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications, and limitations set forth herein, we are of the opinion that the Notes are legal, valid, and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

The opinions expressed above are subject to the following additional exceptions, qualifications, limitations, and assumptions:

A.            We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York. This opinion is limited to the effect of the current state of the laws of the State of New York and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

B.            The opinion above is subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement, or similar laws affecting the rights and remedies of creditors generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance, injunctive relief, or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

C.            We express no opinion regarding the effectiveness of (i) any waiver of stay, extension, or usury laws, (ii) provisions relating to indemnification, exculpation, or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws or due to the negligence or willful misconduct of the indemnified party, (iii) any provision waiving the right to object to venue in any court, (iv) any agreement to submit to the jurisdiction of any Federal court, (v) any waiver of the right to jury trial, or (vi) any provision to the effect that every right or remedy is cumulative and may be exercised in addition to any other right or remedy or that the election of some particular remedy does not preclude recourse to one or more others.

Amazon.com, Inc.

March 16, 2026

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Validity of the Securities” in the Registration Statement and “Validity of the Notes” in the Prospectus Supplement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP